Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Amendment No. 1 to Schedule 13D, dated November 5, 2018, with respect to the Voting Common Stock, no par value, of Trinity Capital Corporation, a New Mexico corporation, is, and any amendments hereto signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: November 5, 2018

CASTLE CREEK CAPITAL PARTNERS VI, LP

By:	/s/ John M. Eggemeyer
Name:	John M. Eggemeyer
Title:	Managing Principal

CASTLE CREEK CAPITAL VI LLC

By:	/s/ John M. Eggemeyer
Name:	John M. Eggemeyer
Title:	Managing Principal

SIGNATURE PAGE TO JOINT FILING AGREEMENT (TRINITY CAPITAL CORPORATION)